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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                               (Amendment No. 2 )*


                              The First Years Inc.
                   ___________________________________________
                                (Name of Issuer)

                                  Common Stock
                   ___________________________________________
                         (Title of Class of Securities)

                                    337610109
                   ___________________________________________
                                 (CUSIP Number)

                                December 31, 2002
                   ___________________________________________
             (Date of Event Which Requires Filing of this Statement)


           Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

                                [x] Rule 13d-1(b)

                                [ ] Rule 13d-1(c)

                                [ ] Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                               Page 1 of 10 pages
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CUSIP No. 337610109                  13G                     Page 2 of 10 Pages

--------------------------------------------------------------------------------
1     NAME OF REPORTING PERSON
      S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Liberty Wanger Asset Management, L.P.  36-3820584
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

          Not Applicable                                                 (a) [ ]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
3     SEC USE ONLY

--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

          Delaware
--------------------------------------------------------------------------------
                 5    SOLE VOTING POWER
   NUMBER OF
                          None
     SHARES      ---------------------------------------------------------------
                 6    SHARED VOTING POWER
  BENEFICIALLY
                          641,000
    OWNED BY     ---------------------------------------------------------------
                 7    SOLE DISPOSITIVE POWER
      EACH
                           None
   REPORTING     ---------------------------------------------------------------
                 8    SHARED DISPOSITIVE POWER
  PERSON WITH
                          641,000
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          641,000
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

          Not Applicable                                                 [ ]
--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          7.8 %
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON*

          IA
--------------------------------------------------------------------------------
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CUSIP No. 337610109                  13G                     Page 3 of 10 Pages

--------------------------------------------------------------------------------
1     NAME OF REPORTING PERSON
      S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          WAM Acquisition GP, Inc.
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

          Not Applicable                                                 (a) [ ]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
3     SEC USE ONLY

--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

          Delaware
--------------------------------------------------------------------------------
                 5    SOLE VOTING POWER
   NUMBER OF
                          None
                 ---------------------------------------------------------------
     SHARES      6    SHARED VOTING POWER

  BENEFICIALLY            641,000
                 ---------------------------------------------------------------
    OWNED BY     7    SOLE DISPOSITIVE POWER

      EACH                None
                 ---------------------------------------------------------------
   REPORTING     8    SHARED DISPOSITIVE POWER

  PERSON WITH             641,000
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          641,000
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

          Not Applicable                                                 [ ]
--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          7.8 %
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON*

          CO
--------------------------------------------------------------------------------
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CUSIP No. 337610109                  13G                     Page 4 of 10 Pages

--------------------------------------------------------------------------------
1     NAME OF REPORTING PERSON
      S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Liberty Acorn Trust
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

          Not Applicable                                                 (a) [ ]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
3     SEC USE ONLY

--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

          Massachusetts
--------------------------------------------------------------------------------
                 5    SOLE VOTING POWER
   NUMBER OF
                          None
                 ---------------------------------------------------------------
     SHARES      6    SHARED VOTING POWER

  BENEFICIALLY            601,000
                 ---------------------------------------------------------------
    OWNED BY     7    SOLE DISPOSITIVE POWER

      EACH                None
                 ---------------------------------------------------------------
   REPORTING     8    SHARED DISPOSITIVE POWER

  PERSON WITH             601,000
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          601,000
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

          Not Applicable                                                 [ ]
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          7.3 %
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

          IV
--------------------------------------------------------------------------------
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Item 1(a)   Name of Issuer:

               The First Years Inc.

Item 1(b)   Address of Issuer's Principal Executive Offices:

               One Kiddie Drive
               Avon, MA 02322-1171

Item 2(a)   Name of Person Filing:

               Liberty Wanger Asset Management, L.P. ("WAM")
               WAM Acquisition GP, Inc., the general partner of WAM ("WAM GP") Liberty Acorn Trust ("Acorn")

Item 2(b)   Address of Principal Business Office:

               WAM, WAM GP and Acorn are all located at:

               227 West Monroe Street, Suite 3000
               Chicago, Illinois  60606

Item 2(c)   Citizenship:

               WAM is a Delaware limited partnership; WAM
               GP is a Delaware corporation; and Acorn is a Massachusetts business trust

Item 2(d)   Title of Class of Securities:

               Common Stock

Item 2(e)   CUSIP Number:

               337610109

Item 3      Type of Person:

               (d) Acorn is an Investment Company under section 8 of the Investment Company Act.

               (e) WAM is an Investment Adviser registered under section 203 of the Investment Advisers Act of 1940; WAM GP is the General Partner of the Investment Adviser.


                               Page 5 of 10 pages
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Item 4      Ownership (at December 31, 2002):

               (a)   Amount owned "beneficially" within the meaning of rule
                     13d-3:

                     641,000

               (b)   Percent of class:

                     7.8 % (based on 8,214,547 shares outstanding as of October 31, 2002).

               (c)   Number of shares as to which such person has:

                       (i)  sole power to vote or to direct the vote:  none
                      (ii)  shared power to vote or to direct the vote:  641,000
                     (iii) sole power to dispose or to direct the disposition of: none
                      (iv)  shared power to dispose or to direct disposition of:
                            641,000

Item 5      Ownership of Five Percent or Less of a Class:

               Not Applicable

Item 6      Ownership of More than Five Percent on Behalf of Another Person:

               The shares reported herein have been acquired on behalf of discretionary clients of WAM, including Acorn. Persons other than WAM and WAM GP are entitled to receive all dividends from, and proceeds from the sale of, those shares. Acorn is the only such person known to be entitled to all dividends from, and all proceeds from the sale of, shares reported herein to the extent of more than 5% of the class.

Item 7 Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company:

               Not Applicable

Item 8      Identification and Classification of Members of the Group:

               Not Applicable

Item 9      Notice of Dissolution of Group:

               Not Applicable


                               Page 6 of 10 pages
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Item 10     Certification:

                 By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


                               Page 7 of 10 pages
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                                    Signature

      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: February 4, 2003


                  The undersigned corporation, on the date above written, agrees and consents to the joint filing on its behalf of this
                  Schedule 13G in connection with its beneficial ownership of the security reported herein.

                                    WAM Acquisition GP, Inc.
                                      for itself and as general partner of
                                      LIBERTY WANGER ASSET MANAGEMENT, L.P.


                                    By: /s/ Bruce H. Lauer
                                        ----------------------------------------
                                            Bruce H. Lauer
                                            Senior Vice President and Secretary

                  The undersigned corporation, on the date above written, agrees and consents to the joint filing on its behalf of this
                  Schedule 13G in connection with its beneficial ownership of the security reported herein.

                                    LIBERTY ACORN TRUST


                                    By:  /s/ Bruce H. Lauer
                                         ---------------------------------------
                                             Bruce H. Lauer
                                             Vice President, Treasurer and
                                             Secretary


                               Page 8 of 10 pages
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                                  Exhibit Index

Exhibit 1 Joint Filing Agreement dated as of February 4, 2003 by and among Liberty Wanger Asset Management, L.P., WAM Acquisition GP, Inc. and Liberty Acorn Trust


                               Page 9 of 10 pages